Exhibit 10.1

VOTING AND PROXY AGREEMENT

THIS VOTING AND PROXY AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2006 by and among Umbrella Holdings, LLC, a Delaware limited liability company (“Buyer”), and the persons executing this Agreement as “Stockholders” on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, concurrently herewith, Buyer, Umbrella Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Co”), and Univision Communications Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) (unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement) pursuant to which Buyer will acquire the Company by merging Merger Co with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, and has, or has given a proxy to another Stockholder who has, the sole right to vote and dispose of, that number of shares of Class A Common Stock and/or that number of shares of Class P Common Stock, each par value $0.01, of the Company (such shares, together with any other capital stock of the Company acquired by such Stockholder after the date hereof whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”) set forth on Attachment A hereto;

WHEREAS, obtaining appropriate stockholder approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Buyer and Merger Co to enter into the Merger Agreement and incurring the obligations therein, Buyer has required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.               Agreement to Vote, Restrictions on Voting and Dispositions, Irrevocable Proxy.

(a)           Agreement to Vote. Each Stockholder irrevocably and unconditionally hereby agrees that from and after the date hereof until the earlier of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called or in connection with any written consent of the Company’s stockholders, each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s Shares beneficially owned by such Stockholder as of the relevant time (the “Owned Shares”), (1) for approval and adoption of the Merger Agreement (as amended from time to time), whether or not recommended by the Company’s Board of Directors (the “Company Board”), and the transactions contemplated by the Merger Agreement, (2) against any Competing Proposal, without regard to any Company Board recommendation to stockholders concerning such Competing Proposal, and without regard to the terms of such Competing Proposal, or other proposal made in opposition to adoption of the Merger Agreement or in competition or in consistent with the Merger, (3) against any agreement, amendment of any agreement (including the Company’s Certificate of Incorporation or Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or , in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement or (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(b)           Restrictions on Transfers. Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, such Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Owned Shares (collectively, “Transfer”) other than pursuant to this Agreement, the Merger Agreement, Schedule 1 hereto, in connection with financial or tax planning purposes, or in connection with bona fide estate planning purposes to his, her or its affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change of the Stockholder) and provided, further that the assigning Stockholder shall remain jointly and severally liable for the breaches of any of his, her or its affiliates or immediate family members of the terms hereof.

(c)           Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to his, her or its Owned Shares. Subject to the last two sentences of this subsection (c), each Stockholder hereby irrevocably appoints Buyer or its designee as Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) his, her or its Owned Shares in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, as applicable. This proxy is irrevocable and coupled with an interest and is granted in consideration of the Company and Buyer entering into the Merger Agreement. In the event that any Stockholder fails for any reason to vote his, her or its Owned Shares in accordance with the requirements of Section 1(a) hereof, then the proxyholder shall have the right to vote such Stockholder’s Owned Shares in accordance with the provisions of the second sentence of this subsection (c). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Stockholder’s Owned Shares and a vote by such Stockholder of his, her or its Owned Shares. Notwithstanding the foregoing, the proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

(d)           Inconsistent Agreements. Each Stockholder hereby agrees that, he, she or it shall not enter into any agreement, contract or understanding with any person prior to the termination of the Merger Agreement directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of such Stockholder’s Owned Shares in any manner which is inconsistent with this Agreement.

Section 2.               No Shop

(a)           General. Each Stockholder in his, her or its capacity as a stockholder of the Company shall not, and shall use his, her or its  reasonable best efforts to cause its accountants, affiliates, attorneys, consultants, representatives or agents (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal, or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

(b)           Notification. Each Stockholder promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal, the identity of the person making any such Competing Proposal or inquiry, proposal, offer or request and shall provide Buyer with a copy (if in writing) and summary of the material terms of any such Competing Proposal or inquiry, proposal or request. Each Stockholder shall keep Buyer informed of the status (including any change to the terms thereof) of any such Competing Proposal or inquiry, proposal or request. Each Stockholder agrees that it shall not and shall use its reasonable best efforts to cause his, her or its Representatives not to, enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits the Stockholder from providing such information to Buyer.

(c)           Ongoing Discussions. On the date hereof, each Stockholder shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation by the Stockholder or his, her or its Representatives with respect to any Competing Proposal.

(d)           Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall limit or affect any actions taken by any Stockholder, including A. Jerrold Perenchio, in his, her or its capacity as an officer and director of the Company, and neither such actions nor any actions taken as a representative of the Company in his, her or its capacity as a stockholder of the Company which are permitted to be taken pursuant to the Merger Agreement shall be deemed to constitute a breach of this Agreement.

Section 3.               Representations, Warranties and Covenants of Stockholder.

(a)           Representations and Warranties. Each Stockholder represents and warrants to Buyer as follows: (i) such Stockholder has the requisite capacity and all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (ii) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder; (iii) assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors, rights generally and by general equitable principles; (iv) the execution and delivery of this Agreement by such Stockholder does not conflict with or violate any law or agreement binding upon it, nor require any consent, notification, regulatory filing or approval, and (v) except for restrictions in favor of Buyer pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, such Stockholder, except as set forth in Schedule 1 hereto, owns, beneficially and of record, all of such Stockholder’s Owned Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this Agreement or by the Voting Agreement, dated as of June 11, 2002, by and among A. Jerrold Perenchio and McHenry T. Tichenor, Jr. in effect on the date hereof) and has sole voting power and sole power of disposition with respect to such Stockholder’s Owned Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of such Stockholder’s Owned Shares.

(b)           Covenants. From the date hereof until the Expiration Time:

(i)            each Stockholder agrees not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, or ,in any material respect, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement.

(ii)           each Stockholder hereby waives any rights or appraisal or rights of dissent from the Merger that such Stockholder may have;

(iii)          each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof; and

(iv)          each Stockholder, severally and not jointly, hereby authorizes Buyer and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement, provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.

Section 4.               Representations and Warranties of Buyer. Buyer represents and warrants to each Stockholder as follows: (i) each of this Agreement and the Merger Agreement has been approved by Buyer’s board of directors; (ii) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Buyer; and (iii) assuming the due authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors, rights generally and by general equitable principles.

Section 5.               Further Assurances. From time to time, at the request of Buyer and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by Sections 1 and 4(b) of this Agreement.

Section 6.               Termination. This Agreement shall automatically terminate and be of no further force or effect upon the Expiration Time(other than with respect to this Section and Section 7 which shall survive any termination of this Agreement); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 7.               Miscellaneous.

(a)           Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)           Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer, to

Umbrella Holdings, LLC

c\o Providence Equity Partners Inc.

50 Kennedy Plaza
Providence, Rhode Island 02903
Facsimile: (401) 751-1790
Attention:  Mark J. Masiello

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges, LLP
50 Kennedy Plaza , 11th Floor
Providence, Rhode Island 02903
Facsimile: (401) 278-4701
Attention:  David K. Duffell, Esq.

If to Stockholders, to

1999 Avenue of the Stars

Los Angeles, California 90067

Fax: (310) 556-1526

Attention: C. Douglas Kranwinkle, Esq.

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York  10036-6522

Fax:  (212) 735-2000

Attention:  Roger S. Aaron

Howard L. Ellin

(c)           Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Buyer and the Stockholders.

(d)           Successors and Assigns. No party may assign any of its or his rights or delegate any of its or his obligations under this Agreement without the prior written consent of the other parties, except that Buyer may, without the consent of the Stockholders, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Shares consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e)           No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Section 7(d).

(f)            No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)           Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h)           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

(i)            Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j)            No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k)           Governing Law. This agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule.

(l)            Jurisdiction. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(m)          Waiver of Jury Trial. Each Stockholder hereby waives, to the fullest extent permitted by applicable law, any right he or it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Stockholder (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it has been induced to enter into this Agreement by, among other things, the consideration received by such Stockholder in respect of such Stockholder’s Owned Shares pursuant to the transactions contemplated by the Merger Agreement.

(n)           Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

(o)           Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)           Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

UMBRELLA HOLDINGS, LLC

By:
Name:
Title:

A. JERROLD PERENCHIO, TRUSTEE OF THE JERRY PERENCHIO LIVING TRUST, dated April 16, 1987, as amended

By:
	Name:	A. Jerrold Perenchio
	Title:	Trustee

CHARTWELL SERVICES, INC.

By:
	Name:	A. Jerrold Perenchio
	Title:	President & Chief Executive Officer

PERENCHIO PICTURES, INC.

By:
	Name:	A. Jerrold Perenchio
	Title:	President

(VOTING AGREEMENT SIGNATURE PAGE)

MARGARET A. PERENCHIO, AS TRUSTEE OF THE MARGARET A. PERENCHIO TRUST, UDT dated April 30, 1998

By:
	Name:	A. Jerrold Perenchio
	Title:	(A. Jerrold Perenchio has an irrevocable proxy to vote these shares)

(VOTING AGREEMENT SIGNATURE PAGE)

Attachment A

Stockholder	Class A Common Stock	Class P Common Stock	Common Stock Warrants	Common Stock Options
A. Jerrold Perenchio, Trustee of the Jerry Perenchio Living Trust dated April 16, 1987, as amended	100	34,373,476
Chartwell Services, Inc.	124,894	1,679,106
Perenchio Pictures, Inc.		24,068
Margaret A. Perenchio, as Trustee of the Margaret A. Perenchio Trust, UDT dated April 30, 1998		885,740

Schedule 1

Common stock owned, directly or indirectly, by Mr. A. Jerrold Perenchio includes 1,804,000 shares subject to employee stock options that are fully exercisable for Class A Common Stock and were granted to Mr. Cahill and Mr. John G. Perenchio by one of Mr. A. Jerrold Perenchio’s wholly-owned companies, which options were granted for services to that company. Mr. Cahill owns a fully exercisable employee stock option to purchase 1,336,000 shares of Class A Common Stock. Mr. John G. Perenchio owns a fully exercisable employee stock option to purchase 468,000 shares of Class A Common Stock. The Board of Directors of the Company has approved the granting of registration rights and filing of a registration statement with respect to the sale of the shares underlying such options, and the Company intends to grant registration rights and file a registration statement with respect to the sale of the shares underlying such options.